Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our independent registered public accounting firm report dated March 29, 2013, relating to the financial statements of Mill City Ventures III, Ltd., and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 29, 2013